UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

___________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 6, 2010

EMERALD DAIRY INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52174	80-0137632
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

11990 Market Street, Suite 205 Reston, Virginia 20190
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (703) 867-9247

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement.

The information set forth in Item 8.01 below is incorporated herein by reference.

Item 3.02.    Unregistered Sales of Equity Securities.

On March 17, 2010, Emerald Dairy Inc., a Nevada corporation (the “Company”), consummated  its offer (the “Warrant Tender Offer”) to holders of certain warrants to purchase shares of the Company’s common stock (the “Original Warrants”), to exchange their Original Warrants for warrants exercisable at reduced exercise prices (“Amended Warrants”).

As of April 6, 2010: (a) one holder of Amended Warrants exercised all 184,049 of his Amended Warrants, at an exercise price of $1.63 per share, resulting in gross proceeds to the Company of approximately $300,000; and (b) one holder of Amended Warrants applied $879,427 of principal and interest due to him under the Note (as defined in Item 8.01 below) to the exercise of (i) 373,334 of his Amended Warrants, at an exercise price of $0.75 per share, and (ii) 499,522 of his Amended Warrants, at an exercise price of $1.20 per share.

Following the exercise of the Amended Warrants, the Company had 34,002,728 shares of common stock issued and outstanding (not including an additional 1,944,444 shares of common stock of the Company currently being held in treasury).

The Company believes that the sales of the 1,056,905 shares of common stock upon exercise of the Amended Warrants were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2), and/or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

Item 8.01.    Other Events.

On April 6, 2010, the holder of the Company’s 10% promissory note in the principal amount of $856,890, due on December 31, 2010 (the “Note”), requested that the Company apply the $879,427 balance due to him under the Note (which balance included $19,537 of accrued and unpaid interest) to the holder’s exercise of (a) 373,334 of his Amended Warrants, at an exercise price of $0.75 per share, and (b) 499,522 of his Amended Warrants, at an exercise price of $1.20 per share.  The Company’s Board approved the request and, accordingly, on April 6, 2010 the holder exercised the Amended Warrants, the Company issued 872,856 shares of its common stock to the holder, and the Note was cancelled.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERALD DAIRY INC.
(Registrant)

Date: April 12, 2010	By:	/s/ Yang Yong Shan
Yang Yong Shan
Chairman, Chief Executive Officer and President